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                                  May 18, 1994





Charter Medical Corporation
577 Mulberry Street
Macon, Georgia  31298


     Re:  Charter Medical Corporation
          REGISTRATION STATEMENT ON FORM S-4

Gentlemen:

     We have acted as counsel to Charter Medical Corporation, a Delaware corporation ("Charter"), in connection with the preliminary Prospectus (the "Prospectus") dated May 18, 1994 that forms a part of the Registration Statement on Form S-4 that will be filed by the Company on May 18, 1994 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the registration of the Company's
11 1/4% Series A Senior Subordinated Notes due 2004 (the "Notes").

     All capitalized terms used herein without definition have the respective meanings specified in the Prospectus.

     You have requested our opinion with respect to the description contained in the Prospectus of the federal income tax consequences of the exchange (the "Exchange") of the Notes for the Company's outstanding 11 1/4% Senior Subordinated Notes due 2004 (the "Old Notes").

     We understand that our opinion will be attached as an Exhibit to the Registration Statement and that our opinion will be referred to in the Prospectus. We hereby consent to such use of our opinion.

     In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Prospectus. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are

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Charter Medical Corporation
May 18, 1994
Page 2
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authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with the officers and directors of the Company.

     Based upon and subject to the foregoing, it is our opinion that the material federal income tax consequences of the Exchange to the holders of the Old Notes and to the Company are fairly and accurately described in the Prospectus under the caption "Certain Federal Income Tax Consequences of the Exchange Offer."

     The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect to the detriment of the holders. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.

     Finally, our opinion is limited to the tax matters specifically discussed under the caption "Certain Federal Income Tax Considerations of the Exchange Offer" in the Prospectus, and we have not been asked to address, nor have we addressed, any other tax consequences relating to the issuance or sale of the Securities.

                                        Very truly yours,


                                        /s/ King & Spalding

                                        KING & SPALDING